Exhibit 99.1
N E W S       R E L E A S E

Contact:	David G. Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 5, 2007)
BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2007
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) today announced its financial results for the third quarter of 2007, including a seven percent increase in total contract revenues and a significant increase in earnings per share compared to the third quarter of 2006.
     For the quarter, Baker reported net income of $6.4 million, or $0.72 per diluted share, on total contract revenues of $182 million. This compares to a net loss of $0.3 million, or $0.04 per diluted share, on total contract revenues of $170 million in the third quarter of 2006. The increase in total contract revenues in the current quarter is attributable primarily to a 13 percent quarter-over-quarter growth in the Energy segment and a $0.8 million increase in project incentive awards in the Engineering segment. Key items contributing to the net loss in the 2006 third quarter included litigation and legal costs and an effective tax rate that exceeded 100 percent.
     Third quarter 2007 revenues in the Engineering business increased nearly three percent compared to the same period last year, due primarily to the aforementioned increase in the project incentive award related to the FEMA Map Modernization contract. The increase in the incentive award resulted from the combination of the availability of a larger project incentive award pool as compared to the third quarter of 2006 and the achievement of higher performance levels on the tasks completed during the award period. Operating income before corporate overhead allocations in Engineering increased 175 percent, with the major factors being the project incentive awards mentioned previously and higher employee utilization compared to the year-ago period. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenues was 13.1 percent for the third quarter of 2007, compared to 4.9 percent in third quarter 2006.
     Third quarter 2007 revenues in the Energy business increased 13 percent compared to the third quarter of 2006, due primarily to the expansion of new and existing managed services contracts for the production of coalbed methane in the Powder River Basin in Wyoming, and the recognition of certain non-recurring pass-through costs. This increase was partially offset, however, by a reduction in revenues for projects in Nigeria and Venezuela compared to the third quarter of 2006. Energy’s operating income before corporate overhead allocations in the current quarter was nearly equal to the same period last year. As a result, operating income before corporate overhead allocations expressed as a percentage of segment revenues was 2.8 percent for the current quarter 2007, slightly down from the 2.9 percent for the third quarter of 2006 due to the increased revenues.
     Selling, general and administrative expenses for the third quarter of 2007 decreased 13 percent compared to the year-ago period, the result of the increase in Energy segment revenue, a reduction in non-recurring professional fees in both businesses, and higher Engineering utilization.
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ADD ONE — BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2007
     The effective tax rate for the first nine months of 2007 was 43 percent, significantly lower than the 66 percent for the first nine months of 2006, due to the higher forecasted domestic taxable income for 2007.
     Total backlog for the Company was $1.42 billion at September 30, 2007, compared to $1.30 billion at year-end 2006. The third quarter 2007 backlog includes approximately $392 million related to the FEMA map modernization contract, compared to $467 million at December 31, 2006. Both segments’ backlog increased compared to year-end 2006. The Company discloses backlog but cautions that the full value of the current backlog may not ultimately be converted to revenue.
     For the first nine months of 2007, the Company reported net income of $18.0 million, or $2.03 per diluted share, on total contract revenues of $545 million, compared with net income of $2.5 million, or $0.29 per diluted share, on total contract revenues of $472 million in the first nine months of 2006.
     Commenting on the results, Chairman and Chief Executive Officer Richard L. Shaw, said, “I am pleased with our third quarter and year-to-date performance. Our Energy segment continues to grow and develop new opportunities, and our people in both segments continue to perform well on our incentive-based contracts. We expect our primary markets to remain strong, and to show continued improvement in our financial results for the remainder of this year and into 2008.” He added that the Board of Directors continues to pursue the sale of the Energy segment with the assistance of its financial adviser and discussions with several potential buyers were in process at September 30, 2007.
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, November 8, at 10:00 a.m. EST, to discuss the third quarter and first nine months’ results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2007
FINANCIAL SUMMARY
(Unaudited)
Operating Results
(In thousands, except earnings per share)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006

Total contract revenues	$182,227	$170,194	$545,175	$471,644

Gross profit	26,072	20,209	81,012	64,453

Income from operations	9,716	1,494	29,933	6,869

Income before income taxes	10,893	1,429	31,503	7,385

Net income/(loss)	$6,366	$(324)	$17,957	$2,522

Weighted average shares outstanding:
Basic	8,775	8,500	8,726	8,497
Diluted	8,900	8,500	8,861	8,713

Net income/(loss) per share:
Basic	$0.73	$(0.04)	$2.06	$0.30
Diluted	$0.72	$(0.04)	$2.03	$0.29

ADD THREE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2007
Segment results
(In millions)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2007	2006	2007	2006

Revenues
Engineering	$100.6	$97.8	$289.6	$281.8
Energy	81.6	72.4	255.6	189.8

Total revenues	$182.2	$170.2	$545.2	$471.6

Income from operations before Corporate overhead
Engineering	$13.2	$4.8	$33.7	$20.4
Energy	2.3	2.1	12.5	4.7

Total segment income from operations before Corporate overhead	15.5	6.9	46.2	25.1

Less: Corporate overhead
Engineering	(3.4)	(3.5)	(10.7)	(12.4)
Energy	(1.3)	(1.3)	(4.0)	(4.6)

Total Corporate overhead	(4.7)	(4.8)	(14.7)	(17.0)

Total income from operations
Engineering	9.8	1.3	23.0	8.0
Energy	1.0	0.8	8.5	0.1
Other Corporate income/(expense)	(1.1)	(0.6)	(1.6)	(1.2)

Total income from operations	$9.7	$1.5	$29.9	$6.9

Backlog
(In millions)

	September 30,	December 31,
	2007	2006
Total	$1,419.2	$1,295.7

ADD FOUR — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2007
Condensed Balance Sheet
(In thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Cash and cash equivalents	$18,558	$13,182
Receivables, net	103,879	97,815
Unbilled revenues on contracts in progress	103,302	94,548
Prepaid expenses and other	12,925	16,044

Total current assets	238,664	221,589

Property, plant and equipment, net	17,538	21,323
Goodwill and other intangible assets, net	17,419	17,575
Deferred tax asset	148	—
Other long-term assets	6,220	5,636

Total assets	$279,989	$266,123

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$48,487	$54,700
Accrued compensation and insurance	37,937	40,163
Other accrued expenses	43,128	40,585
Billings in excess of revenues on contracts in progress	28,698	17,415

Total current liabilities	158,250	152,863

Long-term liabilities	7,637	18,140

Total liabilities	165,887	171,003

Common Stock	9,306	9,194
Additional paid-in capital	46,319	44,676
Retained earnings	63,176	46,170
Accumulated other comprehensive income/(loss)	62	(159)
Less — Treasury shares	(4,761)	(4,761)

Total shareholders’ investment	114,102	95,120

Total liabilities & shareholders’ investment	$279,989	$266,123

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